EXHIBIT 99.1

Release:          December 22, 2020

CP completes acquisition of Detroit River Rail Tunnel

CALGARY – Canadian Pacific (TSX: CP) (NYSE: CP) announced today it has completed its previously announced agreement to purchase an 83.5 percent stake in the Detroit River Rail Tunnel from certain affiliates of OMERS, the defined benefit pension plan for municipal employees in the province of Ontario. CP previously owned a 16.5 percent stake of the tunnel in partnership with OMERS. The purchase price for the transaction is approximately US$312 million, subject to customary closing adjustments.

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Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Andy Cummings
612-554-0850
Alert_MediaRelations@cpr.ca

Investment Community
Chris De Bruyn
403-319-7865
investor@cpr.ca